Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA ANNOUNCES SALE OF CARBON FIBER TECHNOLOGY LLC TO JOINT VENTURE MEMBER

Poway, CA, November 28, 2007 — Aldila, Inc. (NASDAQ:GM:ALDA) announced today that its subsidiary, Aldila Materials Technology Corp. (“AMTC”) had entered into an agreement for the sale of AMTC’s 50% interest in Carbon Fiber Technology LLC (“CFT”) with SGL Carbon Fibers and Composites, Inc. (“SGL”), a subsidiary of SGL Group — The Carbon Company.  SGL currently owns the other 50% of CFT.  The sale is scheduled to close on November 30, 2007.

SGL will pay AMTC $17 million in cash, plus cash equal to one-half of CFT’s Net Working Capital as of November 30, 2007.  Final adjustments to the Net Working Capital payment are expected to occur within 85 days after the closing of the sale.

Aldila’s subsidiary, Aldila Golf Corp. (“AGC”) and CFT concurrently entered into a Supply Agreement to allow AGC to continue to purchase up to 900,000 pounds of carbon fiber during the first year, and up to approximately 1,000,000 pounds of carbon fiber in subsequent years.  The Supply Agreement will run for 5 years, subject to certain early termination provisions.  AGC will pay CFT’s costs plus an agreed mark-up for carbon fiber purchased under the Supply Agreement.

Peter R. Mathewson, Aldila’s Chief Executive Officer, said, “We are very pleased with this arrangement, which will allow us to monetize our investment in CFT recognizing a significant gain on the sale and at the same time provide us with continued access to carbon fiber from CFT for the next five years.  This sale allows us to focus on our two core businesses of graphite golf shafts and prepreg composite materials.”

Mr. Mathewson continued, “The shift to premium branded and lighter weight shaft designs over the last several years is resulting in a change in the mix of the types of carbon fiber used.  We have also observed the new capacity being installed in the carbon fiber industry and the past volatile movements in that market.  We have been only a small player in carbon fiber manufacturing, which is becoming dominated by integrated global companies.  Given the flexibility afforded us by the five year Supply Agreement and the good price we received for our interest in CFT, now is the right time for us to exit the carbon fiber manufacturing business.”

“Our Board will be evaluating how to use the proceeds of this sale.  Since 2004 we have paid cash dividends of more than $19,670,000 and spent more than $8,240,000 to repurchase over 534,000 shares of our stock.  We will continue to look for ways to bring value to our shareholders,” said Mr. Mathewson.

CFT’s predecessor began operations in 1998 in Evanston, Wyoming.  In late 1999 Aldila sold 50% of CFT to SGL.  Following the sale, CFT operated as a limited liability company selling carbon fiber to AMTC and SGL at cost plus an agreed mark-up.  AMTC and SGL have each been responsible for 50% of the fixed costs to operate the facility, and have shared profits and losses of CFT equally.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

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